Exhibit 10.1

ICG PARTICIPATION AGREEMENT

ICG PARTICIPATION AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Participation Agreement”) made as of November 9, 2010, between NORTH MILL CAPITAL LLC, a Delaware Limited Liability Company, having an office at c/o Monitor Clipper Partners, Two Canal Park, Fourth Floor, Cambridge, Massachusetts 02141 (“North Mill”), and INTEGRATED CONSULTING GROUP, INC. having an office c/o Tri State Employment Services, Inc., 160 Broadway, 15th Floor, New York, NY 10038 (“ICG” or the “Participant”).

WITNESSETH:

WHEREAS, on or about October 29, 2010, North Mill acquired from Summa certain secured financing arrangements originally between Summa (as the original lender thereunder) and INTEGRATED CONSULTING GROUP OF NY LLC (“Borrower”), pursuant to which North Mill has acquired and/or may hereafter make Advances to, and/or has acquired and may hereafter incur obligations on behalf of Borrower;

WHEREAS, pursuant to a Participation Agreement, dated as of October 29, 2010, between North Mill and Summa Capital Corp. (“Summa” and such agreement, the “Original Summa Participation Agreement”), Summa acquired from North Mill and North Mill granted to Summa a participation interest in its transactions with Borrower, upon the terms and conditions therein set forth;

WHEREAS, pursuant to Amendment No. 2 to the Financing and Security Agreement dates as of November 9, 2010 between North Mill and Borrower (“Amendment No. 2”), the Credit Line was increased to $3,500,000 and pursuant to an Amended and Restated Participation Agreement between North Mill and Summa (the “Summa Participation Agreement”) dated as of November 9, 2010, the parties thereto provided that Summa’s participation is only in the Credit Line and not the Additional Credit Line.

WHEREAS, ICG desires to acquire from North Mill, and North Mill is agreeable to granting to ICG, a participation interest in its Transactions with Borrower solely in respect to the Additional Credit Line, upon the terms and conditions set forth in this Participation Agreement.

WHEREAS, pursuant to Amendment No. 2 to the Financing and Security Agreement dates as of November 9, 2010 between North Mill and Borrower (“Amendment No. 2”), the Credit Line was increased to $3,500,000 and the Additional Credit Line remained at $500,000.  The parties hereto desire to provide that the Participant’s participation is only in the Additional Credit Line.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I.            DEFINITIONS.

1.1                 “Advances” shall mean all loans, advances, guarantees, accommodations or other extensions of credit acquired by, made or to be made by North Mill to or on behalf of Borrower pursuant to the Agreements under the Additional Credit Line, or funds used by the Borrower pursuant to an order of a court of competent jurisdiction, whether prior to or subsequent to the commencement of any Bankruptcy Case, and all other items chargeable to Borrower’s account pursuant thereto.

1.2                 “Agreements” shall mean the written documents acquired by North Mill or between North Mill and Borrower as described on Schedule “A” hereto, copies of which are available to Participant, as heretofore or hereafter modified, amended, supplemented and/or renewed, including, without limitation, any future agreements between North Mill and Borrower, as a debtor-in-possession after the commencement of a Bankruptcy Case.

1.3                 “Amendment” shall mean, collectively,(a) the letter agreement between Summa and the Borrower dated October 24, 2010, (b) the Amendment to Financing and Security Agreement dated as of October 29, 2010, between North Mill and Borrower and (c) the Second Amendment to Financing and Security Agreement dated as of November 9, 2010, between North Mill and Borrower.  For purposes of this Participation Agreement, the Amendment shall be included as part of the Agreements.

1.4                 “Availability” shall have the meaning ascribed to such term in Section 4.2.

1.5                 “Bankruptcy Case” shall mean any bankruptcy or insolvency case commenced by or against Borrower under Title 11 of the United States Code, as amended (“Bankruptcy Code”) or under any other Federal or State insolvency or bankruptcy statute.

1.6                 “Collateral” shall mean all property, security interests, and/or guarantees received by North Mill pursuant to the Agreements or otherwise acquired by North Mill in connection with the Transactions.

1.7                 “Collections” shall mean all monies received by North Mill as principal, interest, discount, bonus or commissions on account of the Transactions or as proceeds of the Collateral.

1.8                 “Extraordinary Expenses” shall have the meaning set forth in Section 3.9 hereof.

1.9            “Liquidation” shall have the meaning set forth in Section 5.1 hereof.

1.10                  “Participant’s Agreed Compensation” shall have the meaning set forth in paragraph VIII(D).

1.11                 “Participant’s Initial Contribution” shall have the meaning set forth paragraph VIII(B).

1.12                 “Participant’s Investment” shall mean all sums paid by Participant to North Mill on account of its Participation hereunder, excluding Extraordinary Expenses, if any, less all principal payments received by Participant in connection with the Transactions.  The Participant’s Investment shall be adjusted, as required on the Settlement Dates as set forth in paragraph VIII, ,such that at all times, such Participant’s Investment shall be equal to 100% of all Transactions, Advances, Collateral and Collections then due from the Borrower under the Additional Credit Line to North Mill under the Agreements.  For all purposes hereunder, the Participant’s Investment is only in the Additional Credit Line and not the Credit Line.

1.13                 “Participant’s Percentage” shall mean, with respect to the Additional Credit Line, one hundred per cent (100%).

1.14                 “Participation” shall mean at any point in time Participant’s undivided pari passu 100% interest in the Transactions, Advances, Collateral and Collections then due from Borrower to North Mill under the Agreements but limited to the Additional Credit Line.

1.15                 “Transactions” shall mean all actions taken and to be taken by North Mill, Borrower and/or any other party in connection with the Agreements to the extent related to the Additional Credit Line.

Capitalized terms not defined herein shall have the meanings set forth in either the Amendment or in the Loan Agreement (as defined in the Amendment).

II.          GRANT OF PARTICIPATION.

2.1                 North Mill hereby grants to the Participant and Participant hereby accepts the Participation.  Except as may otherwise be provided for in Section 3.9 of this Participation Agreement, or as the result of returned checks that were previously applied to reduce the Borrower’s loan balance under the Agreements, the Participant shall not be required to make contributions hereunder on account of its Participation that would cause the aggregate principal amount of all such contributions outstanding at any one point in time, to exceed Five Hundred Thousand ($500,000.00) Dollars.

III.         PROCEDURE.

3.1                 North Mill will keep records of all Advances under the Additional Credit Line and Collateral appropriately marked so as to show the interest of Participant therein and Participant or its designees may inspect same upon reasonable prior notice, at reasonable times, during normal business hours.  North Mill will, from time to time, at Participant’s request, furnish Participant with such information as it may have with respect to the Agreements, the carrying out of the provisions thereof and/or the financial condition and operations of the Borrower.

3.2                 North Mill will deliver monthly statements to Participant showing the status of the Transactions as of the end of the preceding month with each settlement of Participant’s Participation or at such other times as North Mill and Participant may agree.

3.3                 Participant acknowledges that North Mill has not made and does not make any representations or warranties, express or implied, as to the Borrower’s financial conditions, or with respect to the validity, enforceability, collectability, priority or perfection of the Agreements, the Transactions or the Collateral, and that Participant is fully familiar with, has made its own independent evaluation and determination of, and approves of all the details thereof.

3.4                 All Collections received by North Mill in connection with the Transactions will be applied to the Borrower’s account with North Mill at such time and manner provided for in the Agreements.

3.5                 Upon North Mill’s receipt of a borrowing request from Borrower, it shall promptly give notice of such borrowing request to Participant.  If the funding, in whole or in part, of such borrowing request from Borrower would cause the amount of all Transactions, Advances, and Collections due from Borrower to North Mill under the Credit Line under the Agreements to exceed $3,500,000.00, and provided that notice of such borrowing request from the Borrower shall have been given to Participant by no later than 2:00 p.m. on a day when North Mill’s primary lending source is open for business (a “Business Day”), Participant shall remit to North Mill, so as to insure its receipt by North Mill by no later than 4:30 p.m. on the same day (or if the same day is not a Business Day then the next Business Day), its Participant’s Percentage of the amount of such borrowing request from the Additional Credit Line, via wire transfer of immediately available federal (U.S.) funds, pursuant to wire transfer instructions provided by North Mill to Participant, from time to time.  With respect to a borrowing request covered by this Section 3.5, North Mill shall be under no obligation to advance to Borrower any of its own funds on account of Participant’s Percentage of a borrowing request under the Additional Credit Line, unless it shall have first received, as herein above provided, such amount from Participant prior to the funding of that day’s borrowing request under the Additional Credit Line.  Without limiting the foregoing obligation, if at any time during the term hereof, Participant fails to remit amounts due to North Mill hereunder, Participant shall pay North Mill interest on such amount at the same rate of interest due by Borrower under the Agreements for the period from the date when such payment should have been made through and including the date such amount is actually received by North Mill.  Until such time as Participant remits the amount(s) due to North Mill hereunder or under Section 3.6 below, any other amounts due to Participant hereunder will be used to pay the amounts owed by Participant to North Mill pursuant hereto.  All payments required by Participant under this Participation Agreement shall be made without set-off, counterclaim or deduction of any kind.   Notwithstanding anything to the contrary contained herein, North Mill shall not provide notice to Participant for any funding under the Additional Credit Line unless and until the amount of all Transactions, Advances, and Collections due from Borrower to North Mill under the Credit Line under the Agreements is $3,500,000.00 and Participant’s obligation to fund any amounts under the Additional Credit Line shall be limited to the amount by which any borrowing request by Borrower would cause the amount of all Transactions, Advances, and Collections due from Borrower to North Mill under the Credit Line under the Agreements to exceed $3,500,000.00.

3.6                 Intentionally Omitted

3.7                 On each Settlement Date, as defined in the Summa Participation Agreement, that occurs after the second Business Day of the month, unless North Mill shall have declared the Borrower’s account in Liquidation, North Mill shall pay to the Participant the Participant’s Agreed Compensation, earned on Participant’s Investment outstanding on each Settlement Date as set forth in paragraph VIII, with respect to the preceding month, provided and to the extent the Participant’s Agreed Compensation earned on Participant’s Investment has been paid (either in cash or by way of a charge against availability in the Borrower’s loan account which does not cause or create an over advance) to North Mill by the Borrower.  Participant and Lender agree that subject to the following sentence, all payments in respect of the principal of the Revolving Loans and interest thereon received by the Lender shall be first applied to Revolving Loans under the Credit Line until such Revolving Loans have been paid in full and then to outstanding Revolving Loans under the Additional Credit Line.  Notwithstanding the provisions of the preceding sentence, upon the maturity of the Revolving Loans or earlier payment thereof as a result of a foreclosure sale (or series of related sales), of the Collateral or a sale of the Borrower or substantially all of the assets of the Borrower or other liquidation of the Collateral, payments received at maturity or from such sale (or series of related sales) or other liquidation of the Collateral shall be applied ratably to each of North Mill’s, ICG’s and Summa’s pro rata interest in the amounts outstanding under each of the Revolving Loans under the Credit Line and Additional Credit Line, taken as a whole, net of Extraordinary Expenses, based on the outstanding principal balance thereof immediately prior to such maturity or sale (or series of related sales).  All payments due from North Mill to the Participant shall be made without set-off, counterclaim or deduction of any kind except as expressly set forth herein.

3.8                 North Mill does not assume, and shall not have any  direct or contingent liability to Participant for the repayment of any part of Participant’s Investment or any of Participant’s Agreed Compensation, except to the extent that North Mill has received such payments from the Borrower, except for losses occasioned by North Mill’s gross negligence or willful misconduct

3.9                 North Mill shall bear all costs and expenses of managing and servicing the Transactions except for Extraordinary Expenses.  Such Extraordinary Expenses (to the extent not paid by Borrower in cash) shall be borne by North Mill, Summa and the Participant as set forth herein.  For purposes hereof, Extraordinary Expenses consist of out-of-pocket costs and expenses and shall include, but no be limited to, reasonable attorneys’ fees and disbursements, court costs and the fees of any outside agency, incurred in connection with any amendments and supplements to and restatements and replacements of any of the Agreements, enforcement of any rights or remedies against the Borrower or any guarantor or with regard to any Collateral, or for the protection and preservation of any Collateral, or in defending any action or opposing any claim asserted at any time by Borrower or any stockholder, guarantor, receiver, or trustee in bankruptcy or any alleged claim of usury, ultra vires action or invalidity or any alleged preferential or fraudulent transfer or any other claim in connection with the validity or enforceability of the Transactions or the Collateral or any claim alleging a violation of any federal, state or local environmental law or regulation.  North Mill, Summa and Participant shall each bear, as set forth herein, its pro rata share of all amounts paid or incurred by North Mill on account of any such claim or action, including, but not limited to, any payment, compromise or settlement made by North Mill, after the commencement of any Bankruptcy Case, to the Borrower, as a debtor-in-possession, any trustee, any creditor or creditor representative of Borrower or any other party in interest in any such Bankruptcy Case, provided that any settlement, compromise or payment by North Mill on account of any such claim or action shall be with consent of Participant which consent shall not unreasonably be withheld or delayed or shall be pursuant to a Final Order entered by a court of competent jurisdiction.  Upon maturity of the Revolving Loans or the earlier payment thereof as a result of a foreclosure sale (or series of related sales) of the Collateral or a sale of the Borrower or substantially all of the assets of the Borrower or other liquidation of the Collateral, payment of Extraordinary Expenses, to the extent therefore not paid by the Borrower shall be paid and/or netted out from payments received from such sale (or series of related sales) or other liquidation of the Collateral.

IV.         MANAGEMENT.

4.1                 All of the Advances and Transactions will be conducted in North Mill’s name and all Collateral and Collections held by North Mill in its sole name.  Participant shall have no direct or other interest in any Collateral or right to enforce any claim with respect to any Collateral except to the extent North Mill has liquidated and received the proceeds of Collateral, in which event North Mill shall pay Participant’s Percentage as otherwise provided for herein.  North Mill shall have the right to service, manage, perform and enforce the terms of the Agreements and to exercise all privileges and rights exercisable or enforceable by it thereunder, according to North Mill’s discretion and the exercise of its normal business judgment.  North Mill shall have the sole and exclusive right to make all decisions in connection with the Agreements and Participant shall not take or maintain any actions inconsistent with North Mill’s exclusive right to manage the rights of the Lender under the Agreements.

4.2                 North Mill shall not, intentionally and with actual knowledge, make Advances to the Borrower under the Additional Credit Line pursuant to the Agreements which would knowingly cause the aggregate amount of the total outstanding Advances under the Additional Credit Line to exceed the maximum amount of such Advances available to the Borrower pursuant to the advance formulas with respect to Eligible Receivables set forth in the Agreements (the “Availability”), except: (a) in the event North Mill first obtains actual knowledge that total outstanding Advances exceed the Availability after the date such Advances were made, or in the event that, in connection with an order of a court of competent jurisdiction authorizing the use of cash collateral during the pendency of a Bankruptcy Case, the total outstanding Advances exceed the Availability, North Mill shall use all reasonable efforts to make arrangements with the Borrower, acceptable to North Mill, intended to eliminate such excess amounts within a reasonable time; and (b) North Mill may, from time to time and without Participant’s consent, make Advances under the Additional Credit Line with actual knowledge that such Advances will cause the total outstanding Advances under the Additional Credit Line to exceed the Availability by an amount which shall not exceed Ten Thousand ($10,000) Dollars in the aggregate, nor shall the aggregate amount of North Mill’s Advances under the Additional Credit Line to Borrower exceed Five Hundred Thousand ($500,000.00) Dollars outstanding at any time.

4.3                 Any Advances under the Additional Credit Line made by North Mill in excess of the limitation set forth herein and without Participant’s consent shall be for North Mill’s sole account and risk and as between North Mill and Participant, repayment thereof to North Mill shall be junior to that portion of the Advances under the Additional Credit Line made within such limitations.

4.4                 North Mill shall use normal prudence and judgment in the servicing of the Transactions and in the carrying out of the terms of the Agreements.  North Mill shall not have any liability to Participant with respect to any action taken or omitted to be taken by North Mill, its employees or agents, in connection with the Agreements or for any error in judgment, except for its own gross negligence or willful misconduct.  North Mill does not assume, and shall not have, any responsibility or liability, express or implied, for the enforceability or collectibility of the Agreements, the Collateral or the condition of Borrower or of any guarantor, financial or otherwise, for the accuracy of any credit or other information furnished by Borrower or a guarantor, unless North Mill has acted with gross negligence or willful misconduct.  Participant acknowledges that it has made its own independent investigation of Borrower and all guarantors, that it has had access to all information with respect to Borrower and all guarantors and North Mill that it wished to have and an opportunity to make such inquiry of Borrower as to Borrower’s condition and the condition of all guarantors, financial or otherwise, and the arrangements between Borrower and North Mill and inquiry of North Mill in connection therewith as Participant determined to be necessary or appropriate.

4.5                 North Mill shall not, without the Participant’s prior written consent, modify amend or supplement the Agreements in any material respect, or release or discharge Borrower, any of the Collateral or any Guarantors, except as provided for in the Agreements.  Notwithstanding any provision of this Participation Agreement to the contrary, North Mill shall not, without the prior written consent of the Participant, (a) waive the repayment of or compromise the principal or interest payable with respect to any Advances or other amounts due under the Agreements other than in connection with a non-consensual foreclosure sale of Collateral to which Borrower is not a party or to which it has not consented in writing, (b) extend the maturity date of any Advance under the Additional Credit Line or the termination date of the credit facility established under the Agreements or (c) in the connection with any consensual foreclosure sale of Collateral to which Borrower is a party or to which it has consented in writing, accept any purchase price that will not result in North Mill (and therefore the Participant’s) receiving payment in full of all amounts due North Mill under the Agreements.

4.6                 Nothing herein contained shall confer upon either North Mill or Participant any proprietary interest in, or subject either of them to any liability for or in respect of, the business, assets, profits, losses or obligations of the other, except only as to the Transactions with Borrower to the extent of the Participation.  Participant shall not sell, pledge, assign, sub-participate or otherwise transfer all or any part of its Participation to any party other than an affiliate, without North Mill’s prior written consent.  Participant warrants and represents to North Mill that no part of the funds that it has or may hereafter invest in its Participation Interest have been borrowed from or otherwise advanced by Borrower, any Guarantor or any affiliate or related party to the Borrower or a Guarantor.  North Mill agrees that except for (i) sales, pledges, assignments or transfers made pursuant to any of its secured credit facilitates, in place from time to time, and (ii) as part of a sale, assignment or transfer of all or substantially all of North Mill’s loan portfolio, North Mill shall not otherwise sell, pledge, assign, sub-participate or otherwise transfer all or any part of its interest in the Agreements to any party other than or affiliate, without Participant’s prior written consent.

V.          LIQUIDATION.

5.1                 At any time when Borrower shall be in default under the Agreements, North Mill may, at its option, declare the Borrower’s account in “Liquidation” and exercise all of North Mill’s other rights under the Agreements.  Thereafter, all Collections received shall be applied first to the payment of Extraordinary Expenses in accordance with the terms hereof, then to the unpaid balance of the Advances under the Credit Line, then to unpaid balances under the Additional Credit Line and any surplus to which North Mill is entitled under the Agreements shall be shared by North Mill, Summa and Participant in the proportion that the aggregate unpaid amount of each of Summa’s Agreed Compensation (as such term is defined in the Summa Participation Agreement), Participant’s Agreed Compensation and North Mill’s 85.72% share of all Transactions, Collateral and Collections under the Credit Line each bear to the aggregate amount of compensation that should have been paid by Borrower pursuant to the Agreements.  Notwithstanding the preceding provisions of this sentence, upon the date on which final settlement of all amounts due under this Participation Agreement and the Summa Participation Agreement are to be determined as the result of the maturity of the Revolving Loans or if, earlier, as a result of a foreclosure sale (or series of related sales), of the Collateral or the Borrower or other liquidation of the Collateral, payments received at maturity or from such sale (or series of related sales) or other liquidation of the Collateral net of Extraordinary Expenses permitted to be charged thereto pursuant to Section 3.9, shall be applied ratably to Revolving Loans under the Credit Line and Additional Credit Line based on the outstanding principal balance thereof immediately prior to such maturity or sale (or series of related sales) or other liquidation of the Collateral.  After the occurrence of a declared Event of Default under the Agreements, North Mill shall not be obligated to make additional Advances under the Additional Credit Line, nor shall Participant be obligated to make additional contributions, except as provided in Section 3.9 above.  North Mill agrees to promptly provide Participant with copies of all notices of default or other material notices issued to Borrower under the Agreements and all amendments or modifications to the Agreements.

5.2                 In the event that it appears likely that the Transactions will result in a loss of principal of income by either North Mill or Participant, then any property, monies or security held by or on deposit with either North Mill or Participant in connection with other transactions with Borrower arising independently of the Agreements, shall, to the extent permitted by law, and after said other transactions have been repaid in full, be applied as Collections hereunder.

5.3                 In the event that North Mill charges to Borrower’s account any liabilities, indebtedness or obligations of Borrower arising independently of the Agreements, such as Borrower’s liability for purchases from other concerns factored or financed by North Mill, same shall not be deemed Advances for the purposes of this Agreement and the Collections shall be applied first to payment in full of the Borrower’s obligations arising out of the Agreements.

VI.         TERM; TERMINATION.

6.1         (a)           This Participation Agreement shall have a term ending on the Additional Credit Line Termination Date (as such term is defined in Amendment No. 2) unless terminated by North Mill at any time, upon not less than ten (10) days notice to Participant provided, that the terms and conditions hereof shall continue to govern the rights of the parties hereto with respect to all amounts advanced hereunder as of such Additional Credit Line Termination Date.  As of the effective date set forth in such notice, Participant shall cease to be obligated to make and North Mill shall cease to be obligated to accept additional contributions hereunder.

(b)           Notwithstanding the foregoing; this Participation Agreement shall be applicable both before and after the commencement of any Bankruptcy Case and all converted and succeeding cases in respect thereof.  The relative rights, as provided for in this Participation Agreement, of North Mill and Participant to payment of the Advances and in or to any distributions from or in respect of any Collateral or proceeds of Collateral or other Collections shall continue after the commencement of any such Bankruptcy Case on the same basis as prior to the date of the commencement of any such Bankruptcy Case, as provided in this Agreement, subject to any court order approving the financing of Borrower on the same terms and conditions presently set forth in the Agreements or use of cash collateral by Borrower as a debtor-in-possession.  If Borrower shall become subject of a Bankruptcy Case and an Order is entered authorizing the use of cash collateral or if North Mill wishes to provide financing to Borrower secured by the Collateral and other property of Borrower as debtor-in-possession under either Section 363 or 364 of the Bankruptcy Code (“DIP Financing”), then Participant’s Participation shall continue with respect to the DIP Financing and Participant shall have all of the rights and obligations with respect to the DIP Financing as are set forth in this Agreement.

6.2                 North Mill shall have the option as of the effective date of such notice described in Section 6.1(a) to repay to Participant the outstanding balance of the Participant’s Investment, plus Participant’s Agreed Compensation at the rate provided for in paragraph VIII hereto.  The parties shall thereupon be relieved of any further liability to the other in connection herewith, except that the provisions of Section 3.9 shall subsist after termination hereof.  North Mill may enter into additional Transactions with Borrower after the effective date of such notice and such additional Transactions shall be for North Mill’s own account, and Participant shall have no rights or interest therein or liability therefor.

VII.        GENERAL.

7.1                 All notices provided for herein shall be in writing and hand-delivered, telecopied. electronic mail or mailed by United States first class mail to the respective parties at the addresses first set forth above, or at such other addresses as either of them shall have specified to the other in writing.

7.2                 This Participation Agreement: (a) shall be binding upon and inure to the benefit of the parties hereunder and their respective legal representatives, successors and assigns; (b) shall be governed, constructed and interpreted in all respects in accordance with the laws of the State of New York; and (c) may not be modified, amended, terminated or otherwise changed orally or by any course of dealing or in any manner except by an agreement in writing signed by the duly authorized officer of the party to be charged.

7.3                 Each of the parties hereby expressly submits and consents in advance to the jurisdiction of the Supreme Court of the State of New York in the County of New York in any action or proceeding commenced by the other in such court with reference to any claim or this Agreement or to any matter arising therefrom.  Each of the parties hereby waives the right to trial by jury in any such action or proceeding and personal service of any summons, complain, writ, process and/or papers may be made by registered or certified mail addressed to the party to be served at the address to which notices are to be sent pursuant to Section 7.1 hereof.  The party so served shall have 30 days to appear to answer thereto.

VIII.       MISCELLANEOUS.

A.           The Agreements consist of the following:

See Schedule “A” attached hereto and made a part hereof.

B.           “Participant’s Initial Contribution”:  $0 which was paid on November 9, 2010.

C           Settlement Date:  As set forth in Sections 3.5 and 3.7, as applicable.

D.           “Participant’s Agreed Compensation”:  Interest on Participant’s Investment as the same may be outstanding from time to time, from the date hereof shall be at the same rate as the rate charged by North Mill to Borrower pursuant to the Agreements.

IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

NORTH MILL CAPITAL LLC

By:	/s/ Jeffrey Goldrich
Name:	Jeffrey Goldrich
Title:	President

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Jay Schecter
Name:	Jay Schecter
Title:	Chief Executive Officer

[Signature Page to the ICG Participation Agreement]

SCHEDULE A

1.
Financing and Security Agreement between Borrower and Summa Capital Corp (“Summa”), dated as of October 23, 2009, as amended by a letter agreement between Summa and the Borrower dated October 24, 2010, an Amendment thereto, dated as of October 29, 2010, and a Second Amendment thereto, dated as of November 8, 2010.

2.
Limited Liability Company Interest Pledge Agreement from each The Tuttle Agency, Inc., Tuttle Agency of New Jersey, Inc., Tuttle Specialty Services Inc. and Segue Search of New Jersey Inc. (“Transferors”) to Summa, each dated as of October 23, 2009.

3.	Pledge Security Agreement in connection with Limited Liability Company Interest Pledge Agreement from each Transferor to Summa, dated as of October 23, 2009.

4.	Guaranty of Eric Goldstein to Summa, dated October 23, 2009.

5.	Joint and Several Guaranty by each Transferor of to Summa, dated October 23, 2009.

6.	Integrated’s Survival Letter Agreement with Summa, dated October 23, 2009.

7.	Tax Information Authorization from Integrated to Summa, dated October 23, 2009.

8.	Collections Agreement by and among GT System, Inc. and its affiliates (“GT”), Rosenthal & Rosenthal Inc. (“Rosenthal”) and Summa, dated October 23, 2009.

9.	Commission Agreement between Transferors and Integrated, dated October 23, 2009.

10.	Collateral Assignment of Commission Agreement from Transferors to Rosenthal, dated as of October 23, 2009.

11.	Side Letter, dated October 23, 2009, regarding Commission Agreement

12.	Intercreditor Agreement, dated as if October 23, 2009, by and among Summa, Rosenthal and Transferors

13.	Service Agreement between GT and Integrated, dated October 23, 2009.

14.	Bills of Sale from Transferors to Integrated, each dated as of dated October 23, 2009.

15.	Operating Agreement of Integrated, dated October 23, 2009.

16.	Subordination Agreement between Eric Goldstein and the Transferors, dated October 23, 2009.

17.	Subordinated Security Agreement, by and among Integrated, Transferors and The Tuttle Agency, Inc., dated as of October 23, 2009.

18.	Consent Agreement, by and among GT Systems Inc. and certain of its affiliates (collectively, “GT”) and Rosenthal, dated as of October 23, 2009.

19.
Assumption Agreement by and among Diversity Staffing, Inc., Personnel Touch Resources LLC, JD & Tuttle Hospitality Staffing Inc., TDF Consulting Group, Inc., Accounteknology Group Inc., Noor Associates, Inc. and Tuttle Specialty Services, Inc. in favor of Rosenthal, dated as of October 23, 2009.

20.	Pledge Security Agreement by and among the Transferors and Rosenthal, dated as of October 23, 2009

21.	Letter agreement dated October 24, 2010 between Summa and Integrated.

22.	Assignment and Assumption Agreement among GT, Corporate Resource Development, Inc., Rosenthal, Integrated and Summa – April 5, 2010

23.	Amended and Restated Service Agreement-April 5, 2010

24.	Modification Agreement-April 5, 2010